Exhibit 99.2

675 Bering Drive, Suite 400

Houston, Texas 77057

713-830-9600

Fax 713-830-9696

CONTACT:	William George
Chief Financial Officer

FOR IMMEDIATE RELEASE

COMFORT SYSTEMS USA INCREASES QUARTERLY DIVIDEND

Houston, TX — April 26, 2018 — Comfort Systems USA, Inc. (NYSE: FIX), a leading provider of mechanical services including heating, ventilation, air conditioning, plumbing, piping and controls, today announced that its board of directors declared a quarterly dividend of $0.08 per share, which is a $0.005 increase from the Company’s most recent dividend, on Comfort Systems USA, Inc. common stock.  The dividend is payable on May 25, 2018 to stockholders of record at the close of business on May 14, 2018.

Comfort Systems USA® is a premier provider of business solutions addressing workplace comfort, with 118 locations in 105 cities around the nation.  For more information, visit the Company’s website at www.comfortsystemsusa.com.